SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 27, 2009
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On May 27, 2009, Blake Jorgensen accepted an offer of employment as the Executive Vice President and Chief Financial Officer of Levi Strauss & Co. (the “Company”), to be effective approximately July 1, 2009. Upon his employment with the Company, Heidi Manes will step down as the Company’s Interim Chief Financial Officer and continue her role as Vice President and Controller. Previously, Mr. Jorgensen, 49, was Chief Financial Officer of Yahoo! Inc., an internet services company, starting in June 2007 until his employment with the Company. Prior to joining Yahoo!, Mr. Jorgensen was the Chief Operating Officer and Co-Director of Investment Banking at Thomas Weisel Partners, which he co-founded in 1998. From December 1998 to January 2002, Mr. Jorgensen served as a Partner and Director of Private Placement at Thomas Weisel Partners. From December 1996 to September 1998, Mr. Jorgensen was a Managing Director and Chief of Staff for the CEO and Executive Committee of Montgomery Securities and a Principal in the Corporate Finance Department of Montgomery Securities. Previously, Mr. Jorgensen worked as a management consultant at MAC Group/Gemini Consulting and Marakon Associates. Mr. Jorgensen holds a Bachelor’s degree from Stanford University and an M.B.A. from Harvard University.
The employment arrangement with Mr. Jorgensen provides for an annual base salary of $650,000. Mr. Jorgensen is also eligible to participate in the Company’s Annual Incentive Program at a target participation rate of 75% of his base salary which would result in a 2009 target value of $487,500, with a guaranteed 2009 award at a minimum of 50% of the target value, or $243,750. He will also receive a one-time signing bonus of $250,000 which is subject to prorated repayment if his employment with the Company does not exceed twenty-four months under certain conditions.
Mr. Jorgenson will also participate in the Company’s 2009 Equity Incentive Plan and receive 82,264 Stock Appreciation Rights (“SAR”) units, which includes a standard grant of 41,132 units and a one-time special grant of 41,132 units, pending approval by the Board of Directors. In addition, Mr. Jorgenson will receive 1.5 times the standard grant level in 2010 pending approval by the Board of Directors.
Mr. Jorgensen will also receive healthcare, life insurance and long-term savings program benefits, as well as benefits under the Company’s various executive perquisite programs, with an annual value of approximately $19,374, including a cash allowance of $15,000 per year.
Mr. Jorgensen’s employment is at-will and may be terminated by the Company or by Mr. Jorgensen at any time.
There is no understanding or arrangement between Mr. Jorgensen and any other person or persons with respect to his employment as the Chief Financial Officer and there are no family relationships between Mr. Jorgensen and any director or other executive officer or person nominated or chosen by the Company to become a director or executive officer. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a participant in which Mr. Jorgensen or any member of his immediate family had, or will have, a direct or indirect material interest.
A copy of Mr. Jorgenson’s employment letter is attached as Exhibit 10.1 hereto and the press release announcing his employment is attached as Exhibit 99.1 hereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 28, 2009	LEVI STRAUSS & CO.
	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President and Controller / Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Offer Letter, dated May 27, 2009, between Levi Strauss & Co. and Blake Jorgensen

99.1	Press release, dated May 28, 2009, announcing the employment of Blake Jorgensen as Chief Financial Officer.